Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors and Stockholders
Black Diamond, Inc.

We consent to the incorporation by reference, on Form S-4 of Black Diamond, Inc., of our report dated September 15, 2009 with respect to the consolidated financial statements of Black Diamond Equipment, Ltd. and Subsidiaries as of June 30, 2009 and for the years ended June 30, 2009 and 2008.

/s/ Tanner LLC
Salt Lake City, Utah
July 20, 2011